Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-109419) on Form S-8 of PremierWest Bancorp of our report dated June 22, 2012, with respect to the statements of net assets available for benefits of the PremierWest Bancorp 401(k) Profit Sharing Plan, as of December 31, 2011, and 2010, the related statement of changes in net assets available for benefits for the year ended December 31, 2011, and the related supplemental schedule as of December 31, 2011, appearing in this Annual Report (Form 11-K) of the PremierWest Bancorp 401(k) Profit Sharing Plan.

Portland, Oregon

June 22, 2012